Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-140244, 333-140245 and 333-171828) of Northern Technologies International Corporation and Subsidiaries of our report dated November 19, 2012, which appears on page 51 of this annual report on Form 10-K for the fiscal year ended August 31, 2012.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
November 19, 2012